UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 3, 2011

NEPHROS, INC.
(Exact name of registrant as specified in its charter)

Delaware
 (State or other jurisdiction of incorporation)

001-32288	13-3971809
(Commission File Number)	(IRS Employer ID Number)

41 Grand Avenue, River Edge, New Jersey	07661
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (201) 343-5202

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

Based on the results of the rights offering (see Item 8.01 below) and the satisfaction by Nephros, Inc. (“Nephros”) of certain conditions, Lambda Investors, LLC (“Lambda Investors”), Nephros’ largest stockholder, has agreed to purchase in a private placement 60,194,266 units at the per unit purchase price of $0.02 for an aggregate purchase price of approximately $1.2 million, pursuant to a purchase agreement between Nephros and Lambda Investors.  Each unit consists of one share of common stock and a warrant to purchase 0.924532845 shares of common stock at an exercise price of $0.02 per share for a period of five years following the issue date of the warrant.

The sale of shares of Nephros common stock and the warrants to Lambda Investors is exempt from the registration requirements of the Securities Act, in reliance on the exemption set forth in Section 4(2) of the Securities Act (the “Securities Act”) because the issuance did not involve any public offering.  The shares of common stock and warrants to be issued to Lambda Investors will be “restricted securities.”

Item 8.01	Other Events.

At 5:00 P.M. Eastern Time on March 3, 2011, the subscription period for Nephros’ previously announced rights offering expired.  Nephros’ stockholders subscribed for 99,297,082 units, and Nephros has accepted all basic subscription rights and oversubscription privileges.  Gross proceeds to Nephros from the sale of these units in the rights offering will be approximately $2.0 million.  Each subscription right entitles the holder to purchase 4.185496618 units at a subscription price of $0.02 per unit.  Each unit consists of one share of common stock and a warrant to purchase 0.924532845 shares of common stock at an exercise price of $0.02 per share for a period of five years following the issue date of the warrant.  Subscription rights were issued to stockholders of record on January 31, 2011.

A copy of the press release announcing the results of the rights offering is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description

	99.1	Press Release dated March 4, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nephros, Inc.

	By:	/s/ Gerald J. Kochanski
Dated: March 4, 2011		Gerald J. Kochanski
Chief Financial Officer